Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-225635 on Form N-14 (the “Filing”) of our report dated February 23, 2018, relating to the financial statements and financial highlights of iShares MSCI EAFE International Index Fund and iShares Russell 2000 Small-Cap Index Fund of BlackRock Index Funds, Inc., appearing in their Annual Report on Form N-CSR for the year ended December 31, 2017, to the incorporation by reference in this Filing of our report dated July 23, 2018, relating to the financial statements and financial highlights of BlackRock Advantage Small Cap Core Fund of BlackRock FundsSM, appearing in its Annual Report on Form N-CSR for the year ended May 31, 2018, and to the incorporation by reference in this Filing of our reports dated November 22, 2017, relating to the financial statements and financial highlights of BlackRock Advantage International Fund of BlackRock FundsSM and BlackRock Advantage Large Cap Core Fund of BlackRock Large Cap Series Funds, Inc., appearing in their Annual Reports on Form N-CSR for the year ended September 30, 2017. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in the Combined Prospectus/Proxy Statement and “Other Service Providers” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 13, 2018